AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 9, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

AMS HEALTH SCIENCES, INC.

Common Stock, $0.0001 Par Value

Commission File Number – 001-13343

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of AMS Health Sciences, Inc. (the “Company” or “AMS”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses and losses from continuing operations as follows:

Fiscal Years Ended December 31,

Net (Loss)

(Loss) from Continuing Operations

2006

         ($2,215,425)

($1,403,153)

2005

         ($3,766,083)

($3,154,276)

2004

         ($6,267,467)

($4,606,602)

2003

         ($2,568,861)

($2,928,033)

2002

         ($3,205,035)

($4,867,027)

Six-Months Ended June 30,

Net (Loss)

(Loss) From Continuing Operations

2007

($731,013)

($718,576)

(b)

At June 30, 2007 the Company reported shareholders’ equity of $1,369,547.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On January 12, 2006 the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2005, AMS was not in compliance with Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and net losses in three of its four most recent fiscal years. The Company was given the opportunity to submit a plan by February 12, 2006 outlining its plan to regain compliance with Amex continued listing standards within a maximum of 18 months, or by July 12, 2007 (the “Plan Period”)

(b)

On February 12, 2006, the Company submitted to Staff its plan to regain compliance with the Amex continued listing standards (the “Plan”). By letter dated March 31, 2006, AMS was notified that the Exchange determined that the Company made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the Plan Period.

(c)

On March 30, 2007, the Company filed its Form 10-KSB for the period ended December 31, 2006. For the year ended December 31, 2006, the Company reported operating and net losses of ($1,403,153) and ($2,215,425), respectively, which represented the Company’s fifth consecutive year of operating and net losses. In addition, at December 31, 2006, the Company reported shareholders’ equity of $2,057,111.  Therefore, the Company was not in compliance with an additional continued listing standard. Specifically, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6 million and losses from continuing operations and net losses in its five most recent fiscal years.

(d)

On May 11, 2007, the Company filed its Form 10-QSB for the period ended March 31, 2007. At March 31, 2007, the Company reported shareholders’ equity of $1,673,153, and as such was also not in compliance with Section 1003(a)(i) of the Company Guide with shareholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years.

(e)

The Company did not resolve the quantitative deficiencies by July 12, 2007 and therefore failed to regain compliance with the Exchange’s continued listing standards within the maximum 18-months provided by Section 1009 of the Company Guide.

(f)

On July 13, 2007, the Exchange notified AMS that it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that the Company failed to regain compliance with the Exchange’s quantitative continued listing standards by the end of the Plan Period, July 12, 2007.

(g)

On July 20, 2007, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, a hearing based on written submission to appeal the Staff Determination before an Amex Listing Qualifications Panel (the “Panel”). A hearing date was set for August 29, 2007.

(h)

By letter dated September 4, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(i)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Ms. Robin Waters-Jacob, Vice President and Chief Financial Officer of AMS Health Sciences, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC